                                                                     EXHIBIT C-2


                                                           AGENDA DATE: 07/15/99

                               STATE OF NEW JERSEY
                            BOARD OF PUBLIC UTILITIES
                               TWO GATEWAY CENTER
                                 NEWARK NJ 07102

                                                                          ENERGY

IN THE MATTER OF ATLANTIC CITY     ) SUMMARY ORDER
ELECTRIC COMPANY'S RATE            )
UNBUNDLING, STRANDED COSTS AND     ) BPU DOCKET NOS. E097070455,
RESTRUCTURING FILINGS              ) EO97070456, AND EO97070457

                             (SERVICE LIST ATTACHED)

BY THE BOARD:

         This Summary Order memorializes in summary fashion the action taken by the Board of Public Utilities ("Board") in these matters at its specially-scheduled July 15, 1999 public agenda meeting with respect to the rate unbundling, stranded costs and restructuring filings of Atlantic City Electric Company ("ACE", "Atlantic" or "Company").

         The Board will issue a more detailed Decision and Order in these matters, which will provide a full discussion of the issues as well as the reasoning for the Board's determinations. These matters come before the Board on a record developed by Administrative Law Judge ("ALJ") William Gural, who issued an Initial Decision on August 17, 1998, and hearings conducted before Commissioner Carmen J. Armenti from April 27, 1998 through May 28, 1998. Subsequent to the ALJ's Initial Decision and the hearings before Commissioner Armenti, the Legislature passed and Governor Whitman signed into law on February 9, 1999, the Electric Discount and Energy Competition Act, P.L. 1999, c. 23 ("the Act").

         Settlement negotiations were conducted among the parties during the latter part of April, through the early part of June 1999. A comprehensive settlement was not reached, but on June 9, 1999, a Stipulation was filed by ACE on behalf of a number of parties to the proceedings ("ACE Stipulation"). The Board determined to solicit and consider comments on the ACE Stipulation, and established a comment deadline of June 16, 1999 for comments addressing the ACE Stipulation, including any alternative settlement proposal(s), and a deadline of June 18, 1999 for comments addressing any alternative settlement proposal(s). On June 16, 1999 an alternative joint proposal was submitted by the Division of the Ratepayer Advocate on behalf of a number of other parties to these proceedings ("RPA Stipulation").

         Based on our review of the extensive record in these proceedings, as well as the comments submitted, the Board is not fully satisfied that either proposal in its entirety represents an appropriate resolution of these proceedings. The Board finds the ACE

Stipulation to be overall more financially prudent and consistent with the Act's requirements and, with the modifications and clarifications set forth hereinbelow, provides the framework for a reasonable resolution of these matters based upon the record before us. However, the proponents of the RPA Stipulation and others have raised a number of legitimate concerns regarding the ACE Stipulation which merit serious consideration and which, where appropriate, are addressed by the modifications and clarifications set forth below.

         Accordingly, except as specifically noted below, and as will be further explained in a detailed order which shall be issued, we hereby incorporate by reference as if completely set forth herein as a fair resolution of the issues in these proceedings, the elements of the ACE Stipulation and, to the extent the Initial Decision is inconsistent herewith, it is modified to conform herewith.

         The modifications and clarifications to the ACE Stipulation which we HEREBY ORDER are summarized as follows:

         Paragraph 1: The initial aggregate rate reduction, inclusive of all unbundled rate components, to be implemented effective August 1, 1999 shall be 5% from current rates. The average distribution rate for the Company effective on August 1, 1999 shall be 2.1384 cents per kwh. The MTC shall be set as the residual amount necessary to achieve the rate reduction, after accounting for other unbundled rate components established pursuant to this Order, including the distribution rate, regulatory asset charge, state energy taxes including sales and use tax, corporate business tax and TEFA, societal benefits charge, NNC, and BGS charge. The DSM and LEAC overrecovery balances, including accrued interest, shall not be utilized to offset regulatory asset charges but shall instead be credited to, and become the starting balance of, the deferred balance established pursuant to paragraph 27. Effective no later than January 1, 2001 the Company shall implement a further aggregate rate reduction of at least 2% relative to current rates (bringing the total rate reduction to at least 7%). However, to the extent that the Company completes the divestiture of generating assets and securitization of net owned generation stranded costs, or successfully completes a NUG contract(s) restructuring, buyout or buydown and securitization of net NUG stranded costs prior to January 1, 2001, it shall implement a rate reduction reflecting the full resultant savings no later than the date of the establishment of the resultant TBC. To the extent that such savings result in the implementation of a further rate reduction of less than 2%, Atlantic shall in any event reduce rates effective January 1, 2001 to achieve the 7% total rate reduction as of that date. To the extent that the savings resulting from divestiture and securitization of net owned generation stranded costs, and/or NUG restructuring buyout or buydown and

                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457
         securitization exceeds 2%, Atlantic shall implement a rate reduction beyond 7% to fully pass such savings on to customers, upon the date of the establishment of the resultant TBC. To the extent that the sum of the unbundled rate components as of July 31, 2002 exceeds the price cap resulting from the implementation of a 10% aggregate rate reduction relative to April 30, 1997 rates, which unbundled rate components are to reflect any savings which have resulted from the buyout, buydown, or restructuring and securitization of NUG contracts implemented pursuant to paragraph 1(c) of the Stipulation, the Company shall, consistent with the provisions of the Stipulation, achieve effective August 1, 2002 the mandated 10% aggregate rate reduction relative to April 30, 1997 rates.

         Paragraph 2: The initial 5% (August 1, 1999) and final 10% (August 1,
         2002) rate reductions are required by the Act, and shall not be contingent upon divestiture and securitization of generation assets.

         Paragraphs 5 and 6: The floor residential service ("RS") shopping credits shall be increased by 0.50 cents per kwh for 1999 and 2000, and by 0.55 cents per kwh in 2001, 2002 and 2003. The floor shopping credits for commercial and industrial Secondary and Primary voltage tariff customers (MGS-Sec, MGS-Pri, AGS-Sec, AGS-Pri, AGT-Sec, AGT-Pri) shall be decreased in all years by 0.1 cents per kwh.

         Paragraph 7: Atlantic shall apply both NUG contract power and to-be-divested owned generation power (prior to the closure of the sale of the generation assets) towards the BGS supply requirement, which power shall be credited at the net BGS price (the floor shopping credit less transmission cost, sales and use tax, line losses, ancillary services and capacity reserve margin). Such credited prices shall be employed for purposes of establishing the level of the NNC and establishing the level of owned generation revenue requirement recovery (prior to the completion of divestiture), in accordance with this Order. Atlantic shall utilize and open competitive bidding process for BGS supply requirements net of NUG Power and Owned Generation (Pre-Divesture).

         Paragraph 8: The 12 month minimum BGS commitments requirement for customers returning to BGS supply shall not apply to residential customers who return to BGS for any reason. However, the Board will monitor this issue and request related reports from the Company, and may revisit this issue if gaming occurs, or if it is otherwise determined by the Board to be appropriate.

                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457

         Paragraph 9: Modified in accordance with modifications to paragraph 7.

         Paragraph 11: We hereby clarify the language to indicate that the Board is not pre-judging the reasonableness and prudence of the actual parting contracts or financial instruments that the Company may procure in accordance with this paragraph, and that any such costs are subject to Board review and approval.

         Paragraph 12: We hereby modify the language as necessary to conform with the modifications to paragraph 7, and further clarify that Atlantic shall reserve the right to bid out the BGS obligation net of NUG power or to sell NUG power to the selected BGS supplier at the net BGS price.

         Paragraph 16: The Board concurs that the Company shall be permitted the opportunity to recover 100% of its net owned generation stranded costs (established definitively upon completion of the divsetiture) and NUG contract costs, however we modify the language only so far as is necessary to conform with the differing standards for recovery of net generation stranded costs and 100% recovery of NUG stranded costs provided in section 13 of the Act.

         Paragraph 17: We hereby clarify the language to indicate that the net book value shall reflect the net investment in each facility, reflective of the gross investment less depreciation reserve less accumulated deferred income tax, and investment tax credits if appropriate, as of the closing date(s), and to clarify that the tax impacts with respect to taxable gains and/or losses will be considered in calculating net stranded cost.

         Paragraph 18: We hereby modify the language to indicate that while the Board supports the Company's decision to auction its generation assets, we are not pre-judging the prudence of Atlantic in implementing the RFP and selecting a winner bidder(s), and that such final judgement will come at the conclusion of the separate divestiture proceeding.

         Paragraph 19: The Board recognizes the benefit of expediting its review and approval of divestiture standards, and will endeavor to accomplish same, but modifies the language to indicate that we cannot be bound at this time by a specific timetable.


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457

         Paragraph 20: The Board recognizes that parting contracts that make possible or enhance the sale of generating assets can be in the public interest, but clarify the language as necessary to indicate that the Board is not pre-judging prudence of actual parting contracts which may be entered into by Atlantic; such judgement will be rendered after Board review in the context of the separate divestiture proceeding.

         Paragraph 21: The transfer of Deepwater and the combustion turbines shall occur at a transfer value equal to the net book value of the assets at the time of the transfer. This amount is approximately $9 million higher than that provided in the Stipulation, is intended to reflect full and fair compensation for the assets, and will avert the need for Atlantic to take a write-off prior to the transfer. We further modify this paragraph such that if within the four year Transition Period any transferred asset is sold to an unaffiliated company, the net after tax gain over the adjusted book value will be shared equally between the Company and customers. Further, as a condition of the transfer during the transition period, Atlantic's affiliate shall offer capacity from the transferred units for sale within the PJM control area at market prices, and if the capacity is sold outside the PJM control area, the Company's affiliate shall make the capacity subject to recall by PJM during system emergencies.

         Paragraph 22: During the period between August 1, 1999 and completion of the divestiture of generation assets, MTC revenues shall be applied to owned generation revenue requirements, including continued depreciation of assets, and return on investment, operating and maintenance expenses and fuel expenses, and, between the time of divestiture closing and time of securitization closing, MTC revenues shall be applied to provide a return on the net owned generation stranded cost at 13.0% pre-tax. At time of the termination of the MTC (upon the establishment of the TBC), total MTC revenues and market revenues received from the crediting of owned generation power to BGS in accordance with paragraph 7 (as modified) will be reconciled to the amounts indicated, including a review of the prudence and reasonableness of the Company's operation of the units, and the deferred balance will be reconciled accordingly to reflect a resulting shortfall or excess.

         Paragraph 23: We modify the language to provide that, during the Transition Period, Atlantic will only retain a portion of savings from NUG contract buyouts, buydowns or restructurings once the 10% aggregate rate reduction relative to April 30, 1997 rates is achieved without the use of cost deferrals. We further clarify the language to indicate that NUG securitization approval is


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457
         contingent upon such NUG contract buyout, buydown or restructuring being approved by the Board and found to be consistent with the standards in sections 13 and 14 of the Act.

         Paragraph 24: The Board renders no determination at this time with respect to the securitization of restructuring-related costs of capital. The recovery of restructuring-related costs of a capital nature via the MTC shall be subject to a reasonableness and verification review by the Board, and shall be net of other sources of recovery towards such costs, including Third Party Supplier Agreement fees. The rate of return on unamortized restructuring-related costs collected via the MTC shall be 13.0% pre-tax.

         Paragraph 25: The recovery of restructuring-related costs of an operating nature other than consumer education costs, as listed in Schedule D, via the MTC shall be subject to reasonableness and verification review by the Board, and shall be net of other sources of recovery towards such costs, including Third Party Supplier Agreement fees.

         Paragraph 26: This is not appropriate language for a Board Order. AE may reserve all its legal rights, however the Board rejects this paragraph.

         Paragraphs 27, 28 and 29: The Board hereby modifies this paragraph to change references from "Deferred Revenues" to "Deferred Costs," and to provide, with respect to the rate of return on the Deferred Costs balance, that on any accrued underrecovery balance up to $50 million, interest will be accrued at a rate equal to the then-current cost of medium term debt. On any accrued deferred underrecovery balance amounts in excess of $50 million, such excess amounts shall accrue interest at a rate equal to the then-current cost of mid-term debt plus 350 basis points. The Board further modifies the language to indicate that, while the Company shall be provided the opportunity to fully recover Deferred Costs and related interest in accordance with the provisions of the Stipulation, as modified herein and consistent with the Act, the Board will not bestow on Atlantic an "absolute right" to such recovery. Finally, we hereby clarify the language to indicate that final approval of recoverability of the Deferred Cost balance is subject to Board review of the prudence and reasonableness of such costs.

         Paragraph 30: The Board hereby clarifies the language to indicate that the Company shall be provided with full and timely recovery of transition bond charges in conformance with the standards set forth in sections 14 through 27 of the Act, and that the Company shall be provided the opportunity for full


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457
         recovery of related and applicable taxes via a separate MTC charge with a term identical to the securitization financing pursuant to the standards set forth in sections 13 and 14 of the Act.

         Paragraph 31: With respect to the securitization of net NUG stranded costs related to a contract restructuring, buyout or buydown, we hereby clarify the language to conform with the clarifications rendered in paragraph 23.

         Paragraph 32: The Board will render no determination at this time with respect to the securitization of restructuring-related costs of capital.

         Paragraph 36: We hereby clarify the language to indicate that imputation of tax expenses or tax benefits on a utility stand-alone basis is for ratemaking purposes as it applies to the computation of divestiture proceeds, MTC revenues, divestiture and NUG buyouts as a result of these matters only, and that such treatment has no precedential value with regard to future rate cases pertaining to the regulated rates of Atlantic.

         Paragaph 38: While we recognize the desire for and potential benefit of expeditious review and approval of NUG contract restructuring, buyout or buydown proposals, and will make every effort to accomplish same, the Board cannot be bound at this time to a specific timetable.

         Paragraph 43: We clarify the language to indicate that recovery via the MTC of expenses to redeem or retire outstanding capital in connection with the recovery of stranded costs is subject to Board review that such costs have been reasonably and prudently incurred. We also note that reasonably and prudently incurred capital retirement and redemption expenses associated with a securitization financing are included within the definition of bondable stranded costs in the Act and may therefore be securitized and recovered via the TBC.

         Paragraph 44: The Board supports the need for an annual review of the indicated charges and related deferred costs accruals, and further notes that periodic true-ups of the TBC are required by the Act. We clarify, however, that to satisfy the rate reduction provisions of the Act, the Board may or may not actually adjust the indicated charges (other than the TBC, and the BGS price as provided in elsewhere in the Stipulation and in this Order) during the transition period.

         Paragraph 47: The Board acknowledges that the Company may reserve its rights, however we shall not adopt this paragraph.


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457

         In summary, subject to the conditions embodied herein, the rate discounts provided by Atlantic, all stated relative to current rates, shall be at a minimum as follows:

                                August 1, 1999 5%
                               January 1, 2001 7%
                              August 1, 2002 10.2%

         The average shopping credits during the Transition Period shall be, at a minimum, as follows:

       Rate Class          1999           2000           2001           2002           2003
       ----------        -------        -------        -------        -------        -------
       RS                   5.65           5.70           5.75           5.80           5.85
       RS-TOU               5.10           5.15           5.20           5.25           5.30
       MGS-Sec              5.35           5.40           5.50           5.60           5.70
       MGS-Pri              5.18           5.23           5.33           5.43           5.53
       AGS-Sec              5.30           5.35           5.45           5.55           5.65
       AGS-Pri              5.07           5.12           5.17           5.22           5.27
       AGT-Sec              5.05           5.10           5.15           5.20           5.25
       AGT-Pri              4.95           5.00           5.00           5.00           5.00
       AGT-SubT             4.30           4.30           4.30           4.30           4.30
       AGT-Trans            4.25           4.25           4.25           4.25           4.25
       TGS                  4.30           4.30           4.30           4.30           4.30
       SPL/CSL              2.97           3.05           3.07           3.10           3.12
       DDC                  3.58           3.68           3.71           3.75           3.78

       System
       Average              5.27           5.31           5.37           5.42           5.48

      Within five (5) business days of the date of this Order, the Company is HEREBY DIRECTED to submit to the Board a tariff compliance filing addressing the provisions of this Summary Order, and to submit to the Board schedules that show all accounting entries that will be required with respect to the transfer of the combustion turbine and Deepwater generating facilities as a result of this Order, for both Atlantic and the unregulated affiliate. The Company shall consult with Staff to assure the adequacy of the required submissions

DATED: 7/15/99                         BOARD OF PUBLIC UTILITIES

                                       BY:

                                       /S/ Herbert H. Tate
                                       -------------------
                                       HERBERT H. TATE
                                       PRESIDENT


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457


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
                                       /s/ Carmen J. Armenti
                                       ---------------------
                                       CARMEN J. ARMENTI
                                       COMMISSIONER



                                       /s/ Frederick F. Butler
                                       -------------------
                                       FREDERICK F. BUTLER
                                       COMMISSIONER


ATTEST:  /s/ Mark W. Musser
         ------------------
         MARK W. MUSSER
         SECRETARY


                                                         DOCKET NOS. EO97070455,
                                                          EO97070456, EO97070457


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